Exhibit 99.1

Northern Pass Statement on the Issuance of Draft Environmental Impact Statement

Posted on July 21, 2015 by northernpass

The Department of Energy (DOE) today issued its draft Environmental Impact Statement (DEIS) for the Northern Pass Transmission project, representing a key milestone in the permitting process. Our team has begun analyzing the DEIS, and we encourage those who are interested to do the same. The document is available online [http://www.northernpasseis.us/library/draft-eis/], and will be available in electronic or hard copy form at many town libraries along the project route.

A little more than a year ago, the DOE released a list of alternatives it would evaluate as part of its review, which allowed us to also study some of those options. We’ve been considering these alternatives as we’ve continued to seek candid feedback about our proposed route from a range of stakeholders. We are optimistic that the DEIS shares some of the same conclusions we have reached regarding the feasibility of certain route alternatives, and we look forward to reviewing their findings.

New Hampshire and the region are facing an energy crisis. The latest published data shows that the region has the highest electricity prices in the continental United States, and New Hampshire has the fourth highest prices among the 50 states. Customers and elected officials have been calling for solutions and hoping for progress. Access to new resources is essential. We continue to believe that Northern Pass is an important part of the answer. The issuance of the DEIS represents another step toward making that solution a reality.

In the near future, we intend to provide the public with an update on any changes to the Northern Pass route that we may propose as a result of the stakeholder input we have received over the last two years and our review of the DEIS. Our objective is to submit to the New Hampshire Site Evaluation Committee (SEC) a balanced plan that is broadly supported and that will deliver much-needed clean power, lower energy costs, and significant economic benefits to the residents of New Hampshire, while also minimizing impacts to New Hampshire’s natural resources and landscapes.

The New Hampshire SEC review process will now progress on a parallel path with the federal permitting efforts. After we provide our public update, the next milestone for Northern Pass will be the public meetings in each county along the route, which will precede our SEC filing. We will hold those public meetings in the near future.

Northern Pass will provide New Hampshire with many unique economic benefits, while delivering affordable, clean and reliable power to both the state and the region for decades.

We have spent the last two years listening to the people of New Hampshire, and we recognize the need to enhance the project in a way that will balance the economics of a large-scale energy project with the need to minimize impacts to New Hampshire’s landscape. We look forward to completing our review of the DEIS, to sharing with you the results of our efforts in the near future, and to hearing from the people of New Hampshire as we begin the state siting and public comment process.